SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
January 21, 2011

UNITED ENERGY CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30841 (Commission File Number)	22-3342379 (IRS Employer Identification No.)

600 Meadowlands Parkway, Secaucus, New Jersey 07094 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (800) 327-3456

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangment of a Registrant.

On January 21, 2011, the Company entered into an agreement (“Agreement”) with Ronald Wilen, a director, the President and Chief Executive Officer, and Hilltop Holding Company, L.P. (“Hilltop”), a limited partnership of which Jack Silver, a director, is the managing partner.  Pursuant to the Agreement, Mr. Wilen and Hilltop agreed to extend the maturity date of $151,016.67 and $301,866.67 of secured convertible notes held by Mr. Wilen and Hilltop, respectively.  The maturity date was extended from January 31, 2011 to December 20, 2011.  In consideration for the agreement to extend the maturity dates, Mr. Wilen and Hilltop were issued warrants to purchase up to 1,984,939 and 3,959,894 shares of common stock, respectively, at an exercise price of $.11 per share.

On or about January 3, 2011, Hilltop loaned the Company an additional $100,000.  Pursuant to the Agreement, the Company issued Hilltop a secured convertible note for the $100,000 loan and warrants to purchase up to 1,111,111 shares of common stock at an exercise price of $.11 per share.  The agreement also provides that Hilltop may purchase, at its option, up to $100,000 of additional secured convertible notes and pro rata portion of 1,111,111 warrants at any time prior to June 30, 2011.  The secured convertible note is convertible into Common Stock at a conversion price of $.09 per share, bears interest at 12% per annum, is due December 20, 2011 and is secured by substantially all the assets of the Company on a pari passu basis with the previously issued secured convertible notes.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Agreement among the Company, Ronald Wilen and Hilltop Holding Company, L.P.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2011

UNITED ENERGY CORP.

/s/ Ronald Wilen
	Name:	Ronald Wilen
	Title:	Chief Executive Officer

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